UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A-1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 28, 2007

GLOBAL CASINOS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

5455 Spine Road, Suite C, Boulder, Colorado   80301
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (303) 527-2903

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     Global Casinos, Inc., (the “Company”) announced that effective September 28, 2007, it entered into Amendment No. 1 to the definitive Asset Purchase and Sale Agreement dated June 14, 2007 (the “Agreement”) with Doc Holliday Casino, LLC, a Colorado limited liability company (“Doc Holliday”), providing for the acquisition by the Company of substantially all of the tangible and intangible assets (the “Assets”) of Doc Holliday Casino, located in Central City, Colorado.

The Amendment provides for a modification of the purchase price to be paid for the Assets of

 Doc Holliday. As amended, the Purchase Price will be a total of $2.4 million, increased by the amount, if any, of prepaid expenses paid by Doc Holliday for which Global Casinos receives economic benefit for the period after the Closing Date, and shall consist of the following:

(a)

$1.9 million in cash, including the $100,000 in Earnest Money currently deposited in escrow;

(b)

Global Casino's assumption of the Assumed Liabilities;

(c)

An aggregate of 200,000 shares of common stock of Global Casinos

 (the "Consideration Shares"). The Consideration Shares shall be "restricted securities" under the Securities Act;

(d)

The balance of the Purchase Price,  if any, shall be payable by Buyer, together with interest at the rate of eight percent (8%) per annum, in twelve equal monthly installments beginning the first day of the second month following the Closing Date.

In addition to amending the Purchase Price in accordance with the foregoing, the Amendment No. 1 extended the Termination Date of the Agreement to November 30, 2007.

A copy of the Amendment No. 1 is filed as an exhibit herewith.

ITEM 9.01:       EXHIBITS

(c)	Exhibit

Item	Title
10.1	Amendment No. 1 to Asset Purchase and Sale Agreement dated June 14, 2007

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Casinos, Inc (Registrant)

Dated: October 1, 2007	/s/ Clifford L. Neuman_______________ Clifford L. Neuman, President

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